Exhibit 99.1

Talkspace Announces Appointment of Two New Independent Directors

NEW YORK, Dec. 5, 2023 (GLOBE NEWSWIRE) – Talkspace, Inc. (NASDAQ:TALK) today announced the appointment of Swati Abbott and Liat Ben-Zur to its board of directors as new, independent directors, effective December 1, 2023. With the appointments of Mses. Abbott and Ben-Zur, the board has expanded from seven to nine members, seven of whom are independent.

“We are excited and honored to welcome Ms. Ben-Zur and Ms. Abbott, two accomplished and seasoned business leaders, to our distinguished board of directors,” said Douglas Braunstein, chairman of the board. “They each bring unique experience and perspective that will complement the skills and experience of the current board. We believe that, with Ms. Ben-Zur's experience leading organizations through technological and digital transformations, product innovation and strategic growth and Ms. Abbott's experience as a leader within the payer and provider markets and extensive domain knowledge in data & healthcare analytics, the addition of these two talented individuals will be invaluable to Talkspace during this period of continued growth."

Ms. Abbott is an independent consultant who previously served as Chief Executive Officer of Blue Health Intelligence (BHI), a healthcare data and analytics company spun out of the Blue Cross Blue Shield Association (BCBSA), from 2011 until 2022. During her tenure at BHI, she worked closely with BCBSA to leverage data and advanced analytics to inform provider transparency, establishing high-performance networks and measuring success of value-based care. Prior to joining BHI, Ms. Abbott served as the President of MEDai, a Reed Elsevier company and leading predictive analytics company that assists healthcare payers and providers. Her leadership and strategic vision led MEDai’s revenue to grow 300% within four years.Ms. Abbott previously served on the board of directors of Magellan Health from 2018 to 2022, and is currently on the board of directors for The Ensign Group, a company providing post-acute care, from 2020.

Ms. Ben-Zur has over 27 years of digital product experience in healthcare, software, and consumer businesses. She most recently served as the Corporate Vice President of Consumer Services at Microsoft, where she led efforts to reshape Microsoft's consumer services businesses. During her time at Microsoft, she notably turned around two declining services into $14B ventures and spearheaded the revival of Microsoft’s Edge browser and the launch of the world's first commercial GPT-4 solution with Bing. After more than two decades of leading technology innovations at Microsoft, Royal Philips, and Qualcomm, Ms. Ben-Zur is now serving as an Entrepreneur in Residence at Storm Ventures, and as a strategic advisor coaching leadership teams on product, growth, culture building and how to harness the power of AI to transform markets. Ms. Ben-Zur previously served on the board of directors of Umicore SA from 2017-2021, as well as not-for-profits Allseen Alliance and Tender Loving Care Assistance Dogs, Inc., from 2012-2014 and 2010-2014, respectively.

About Talkspace

Talkspace (Nasdaq: TALK) is a leading virtual behavioral healthcare company committed to helping people lead healthier, happier lives through access to high-quality mental healthcare. At Talkspace, we believe that mental healthcare is core to overall healthcare and should be available to everyone.

Talkspace pioneered the ability to text with a licensed therapist from anywhere and now offers a comprehensive suite of mental health services from self-guided products to individual and couples therapy, in addition to psychiatric treatment and medication management. With Talkspace’s core psychotherapy offering, members are matched with one of thousands of licensed providers across all 50 states and can choose from a variety of subscription plans including live video, text or audio chat sessions and/or asynchronous text messaging.

All care offered at Talkspace is delivered through an easy-to-use, fully-encrypted web and mobile platform that meets HIPAA, federal, and state regulatory requirements. Talkspace covers approximately 113 million lives as of September 30, 2023, through our partnerships with employers, health plans, and paid benefits programs.

For more information, visit www.talkspace.com.

Contacts

For Investors:
Neal Nagaragan
Sloane & Company
(301) 273-5662
nnagarajan@sloanepr.com

For Media:
John Kim
SKDK
(310) 997-5963
jkim@skdknick.com